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                                                Filed pursuant to Rule 424(b)(3)

                                                    Registration No.:  333-59880

Proxy Supplement

                          Snyder Communications, Inc.
                              430 Mountain Avenue
                         Murray Hill, New Jersey 07974


                                                                   June 18, 2001


To Snyder Communications Stockholders:

     We look forward to seeing you at the special meeting of stockholders to be held at 430 Mountain Avenue, Murray Hill, New Jersey 07974 on Tuesday, June 26, 2001, at 10:00 a.m., Eastern time. As provided in the proxy statement/prospectus mailed to you on May 25, 2001, at the meeting Snyder Communications will ask you to consider and vote upon a proposal to adopt the merger agreement among Snyder Communications, Havas Advertising and HAS Acquisition II Corporation and approve the merger as described in such proxy statement/prospectus.

     Recent Development

     On June 4, 2001, certain holders of Circle.com common stock filed a purported class action lawsuit in Delaware Chancery Court against Snyder Communications, Havas Advertising and each director of Havas Advertising. The lawsuit sought a preliminary and permanent injunction, or, alternatively, monetary damages. The lawsuit alleges that Havas Advertising and the board of directors of Snyder Communications breached their fiduciary duties owed to the Circle.com stockholders when considering and negotiating the proposed merger of Snyder Communications with a subsidiary of Havas Advertising by failing to create an independent negotiating structure, failing to seek truly independent advice, concealing material information from the Circle.com stockholders, and unfairly timing the proposed merger to the disadvantage of the Circle.com stockholders. Subsequent to the filing of the lawsuit, the purported representatives of the purported Circle.com stockholder class withdrew their application for a preliminary injunction and expedited discovery and Havas Advertising agreed to waive any objection to jurisdiction it may otherwise assert under French law, and, in the event the court enters a judgment for money damages in favor of Circle.com stockholders, to waive any right Havas Advertising may have under French law to assert that such judgment is not enforceable against it and any defendant indemnified by Havas Advertising.

     Snyder Communications, Havas Advertising and the directors of Snyder Communications and Havas Advertising deny all liability with respect to the claims alleged
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in the complaint and believe those claims to be without merit. Snyder
Communications and the other defendants to the lawsuit intend to defend themselves vigorously in such action.

     Voting and Revocability of Proxies

     This supplement is being mailed to the stockholders of Snyder Communications who are eligible to vote at the special meeting of stockholders to be held on June 26, 2001. All holders of record of SNC common stock or Circle.com common stock at the close of business on May 16, 2001 are entitled to vote at the special meeting or any adjournment or postponement thereof.

     If you have previously delivered a proxy for use at the special meeting and do not wish to revoke that proxy or change your vote, no further action is necessary. If you hold your shares in your own name and you wish to revoke your proxy, you may revoke your proxy, regardless of how you submitted your previous proxy, before it is voted by:

     -  submitting a new proxy card with a later date;

     -  voting by telephone after the date of a previously given proxy;

     -  voting in person at the special meeting; or

     - filing with R. John Cooper, the Secretary of Snyder Communications, a written revocation of proxy.

     Attendance at the special meeting will not of itself constitute a revocation of a proxy. Written notices of revocation must be received before stockholders vote at the special meeting. Any revocation by telephone must occur prior to the time of the special meeting.

     If you do not hold your shares of Circle.com common stock in your own name, you may revoke a previously given proxy by following the revocation instructions provided by the bank, broker or other party who is the registered owner of the shares.

     The Board of Directors recommends that you vote in favor of the merger.



                                    By order of the board of directors,

                                    R. John Cooper
                                    Secretary